Exhibit 10.1* – Form 20F 2004 Las Vegas From Home.com

LICENSE AND SETTLEMENT AGREEMENT

     THIS AGREEMENT entered into this _17th___day of ___February___, 2005 (“the Effective Date”), by and between 1st Technology LLC (hereinafter “Licensor”) and LasVegasFromHome.com Entertainment, Inc. (hereinafter “Licensee”).

WITNESSETH

     WHEREAS, Licensor owns the entire right, title and interest in and to United States Patent No. 5,564,001 entitled “Method and System for Interactively Transmitting Multimedia Information Over a Network Which Requires Reduced Bandwidth” (“the ‘001 Patent”), United States Patent No. 5,745,379 entitled “Method for the Production and Transmission of Enhanced Multimedia Information” (“the ‘379 Patent”), and United States Patent No. 5,845,088 entitled “Method for the Production and Transmission of Enhanced Interactive Multimedia Information” (“the ‘088 Patent”), together with any continuations, continuations-in-part, divisions, reissues, or foreign counterparts of the ‘001, ‘379 or ‘088 Patents and any patents issuing from applications whose priority is based upon such patents (collectively “the Lewis Patents”).

     WHEREAS, Licensee wishes to obtain, and Licensor is willing to grant to Licensee, the non-exclusive, world-wide, personal right to make, use, sell, offer for sale, lease, offer for lease, and import products that are covered by one or more claims of the Lewis Patents.

     NOW, THEREFORE, in consideration of the mutual covenants and promises made herein and for other good and valuable consideration, the parties agree as follows:

I. DEFINITIONS

     A. LICENSED PATENT RIGHTS — Shall mean United States Patents Nos. 5,564,001, 5,745,379 and 5,845,088, together with any continuations, continuations-in-part, divisions, reissues or foreign counterparts thereof including copyrightable or copyrighted material and any patents issuing from applications whose priority is based upon such patents as long as those patents are valid and enforceable. Any patent found to be invalid or unenforceable by a court of competent jurisdiction shall be removed from the Licensed Patents Rights.

     B. LICENSED PRODUCTS — Shall mean multimedia communication technology of Licensee or software including technology or software of Licensee for processing or download of multimedia data utilizing various transmissions. These products are limited, however, to products used for online wagering-based games. These products specifically include, but are not limited to, those currently being sold or provided by Licensee for online wagering-based games and any other products created, provided, or sold by Licensee for online wagering-based games at any time in the future.

II. LICENSE GRANT

     A. Subject to the Royalty payments in Section IV, Licensor hereby grants Licensee a personal, non-exclusive, world-wide, non-transferable right and license under said Licensed Patent Rights to make, use, import, offer for sale, offer for lease, lease, and sell, Licensed Products, anywhere in the world. Licensor additionally licenses all products made, used, imported, offered for sale, offered for lease, leased, and sold by Licensee for online wagering-based games prior to the execution of this License.

     B. The consideration and agreements set forth in this Agreement are in full satisfaction of any and all claims that Licensor may have or compensation to which Licensor may be entitled, resulting from the Licensed Patent Rights with respect to Licensed Products.

III. RELEASE

     Upon the execution of this Agreement, and in consideration of the royalties specified in Section IV below, Licensor and

Licensee shall each take all necessary steps to promptly cause the dismissal on the merits of all claims made by either Licensor or Licensee against the other, in the case entitled 1st Technology LLC v. LasVegasFromHome.com Entertainment, Inc., et al., Case No. CV-S-04-1003-RLH-PAL (“the Lawsuit”). The Licensor and Licensee shall cooperate with respect to the preparation and filing of any stipulation necessary to effect the immediate dismissal of all claims described in this paragraph. In consideration of the terms of this Agreement and the performance of the obligations hereunder, the Licensor and Licensee hereby release, acquit and discharge each other, their respective members, managers, partners, shareholders, directors, officers, employees, clients, insurers, attorneys, and successors and/or agents from any and all claims, demands, damages, debts, liabilities, losses, actions, causes of action or suits of whatsoever kind or nature, presently known or unknown, asserted or unasserted, arising out of, or relating to, the subject matter of the Lawsuit and the Licensed Products or the Lewis Patents and the Licensed Products. In addition, Licensor fully releases all parties, including but not limited to, Licensee’s current and past customers, who prior to the execution of this License purchased, used, leased, acquired, or received software from Licensee for online wagering-based games from any and all claims, demands, damages, debts, liabilities, losses, actions, causes of action or suits of whatsoever kind or nature, presently known or unknown, asserted or unasserted, arising out of, or relating to, the subject matter of the Lawsuit and the Licensed Products or the Lewis Patents and the Licensed Products. With the exception of the royalties specified in Section IV below, the Licensor and Licensee agree to bear their own attorney’s fees, costs, and expenses incurred in connection with the Lawsuit, the Licensed Products, and the matters resolved through this Agreement.

IV. ROYALTIES

     A. An initial royalty payment of One Hundred Thousand Dollars ($100,000.00), payable in four installments, shall be made by Licensee as follows:

Within ten (10) days of the	Twenty	Five	Thousand	Dollars	($25,000.00)
Effective Date of this Agreement
May 2, 2005	Twenty	Five	Thousand	Dollars	($25,000.00)
August 2, 2005	Twenty	Five	Thousand	Dollars	($25,000.00)
November 2, 2005	Twenty	Five	Thousand	Dollars	($25,000.00)

     All payments shall be made to Licensor through its attorneys, Niro, Scavone, Haller & Niro and sent by wire transfer to the following client trust account:

CITIBANK FSB — Chicago, Illinois
ABA No. 271070801
Niro, Scavone, Haller & Niro Client Trust Account
Account No. 0980023222

     B. An additional royalty obligation beginning on January 1, 2005 shall accrue, to be paid by Licensee quarterly within thirty-three days of the end of the applicable quarter as follows:

•	Ten Thousand Dollars ($10,000.00) for every One Million Dollars ($1,000,000.00) of Licensee’s cumulative rake income starting from January 1, 2005, continuing for the first Five Million Dollars ($5,000,000.00) of Licensee’s cumulative rake income and terminating thereafter. This additional royalty obligation shall not exceed Fifty Thousand Dollars ($50,000.00) in total.

All payments shall be made to Licensor through its attorneys, Niro, Scavone, Haller & Niro and sent by wire transfer to the following client trust account:

CITIBANK FSB — Chicago, Illinois
ABA No. 271070801
Niro, Scavone, Haller & Niro Client Trust Account
Account No. 0980023222

     C. A further additional royalty obligation shall accrue immediately following satisfaction by the Licensee to the Licensor of the additional royalty obligation enumerated in

Section IV.B of this Agreement, to be paid by Licensee as follows:

•	A single payment of Fifty Thousand Dollars ($50,000.00) for the first subsequent Five Million Dollars ($5,000,000.00) of Licensee’s cumulative rake income following the previous Five Million Dollars ($5,000,000.00) of Licensee’s cumulative rake income referenced under Section IV.B. of this Agreement. This further additional royalty obligation shall not exceed Fifty Thousand Dollars ($50,000.00) in total and the total royalty obligation under this License and Settlement Agreement shall not exceed Two Hundred Thousand Dollars ($200,000.00).

Payment shall be made to Licensor through its attorneys, Niro, Scavone, Haller & Niro and sent by wire transfer to the following client trust account:

CITIBANK FSB — Chicago, Illinois
ABA No. 271070801
Niro, Scavone, Haller & Niro Client Trust Account
Account No. 0980023222

V. BOOKS, RECORDS AND PAYMENTS

     A. Licensee shall keep accurate and complete books and records sufficient to determine the Licensee’s total rake income.

     B. Within thirty (30) days after the end of an applicable

quarter, Licensee shall send Licensor a report, in writing, certified by an officer of Licensee as to its correctness, showing the Licensee’s total rake income for the preceding quarter. Within three (3) business days of each such report, Licensee shall order the wire transfer of the proper royalty amount then payable to Licensor as required in Sections IV.B and IV.C of this Agreement. The report due for each quarter which coincides with the end of a calendar year or portion of a calendar year in which termination of this Agreement occurs shall also include a statement of the total payments for such calendar year made pursuant to this Agreement.

     C. All such reports, books, records and accounts shall be retained for not less than two (2) years, and shall be open to examination at Licensor’s expense at all reasonable times, not more than once per year, by an independent outside certified public accountant (“Accountant”) designated by Licensor. After all royalty payments under this License and Settlement Agreement have been made, Licensee shall not be entitled to any further examinations.

     D. The Accountant shall be subject to the following confidentiality requirements. Licensor shall have Accountant acknowledge and agree that all books, records and accounts are considered confidential by the Licensee. As such, Accountant will hold all Licensee books, records and accounts in strict confidence. The Accountant shall protect all information provided by Licensee and shall not reveal any information with regards to the books, records and accounts to Licensor. In cases where the Accountant establishes that Licensee’s payments to Licensor are deficient, then Accountant may release information specific to the failure only to Licensor to substantiate the Accountant’s claim. Information not related to the failure shall remain in strict confidence and may not be released under any circumstances. These confidentiality requirements shall survive termination of this Agreement.

     E. Licensor, at its sole expense, is limited to one (1) audit per calendar year, unless it is determined in such audit that Licensee has not complied with the terms of this Agreement, whereby, Licensor may, at its sole expense, audit Licensee more than once per calendar year until Licensee is in compliance with this Agreement for two (2) consecutive audits. Licensor shall provide Licensee with thirty (30) or more days prior written notice, and will conduct the audit during regular business hours. After all royalty payments under this License and Settlement Agreement have been made, Licensor shall not be entitled to any further audits.

     F. Any failure by Licensee to keep and maintain such

books and records or to provide reports or payments to Licensor as required by this Agreement shall constitute a material breach of this Agreement.

     G. In the event an audit of Licensee’s books and records by an outside certified public accountant establishes that Licensee’s payments to Licensor are deficient, Licensee shall be required, upon receipt of notice of such deficiency, to pay Licensor one and one-half (1.5) times the deficiency unless it is determined through the audit that the deficiency was caused by a discrepancy of ten percent (10%) or less error in the calculation of rake income for the payment alleged to be deficient, in which case Licensee shall only be required to pay the deficiency.

VI. TERM AND TERMINATION

     A. This Agreement shall continue in full force and effect, unless sooner terminated as herein provided, with respect to the Licensed Products, or until the expiration date of every patent in the Licensed Patent Rights.

     B. Licensor may terminate this Agreement upon written notice to Licensee, if:

     1. Licensee shall become insolvent, or shall make any assignment for the benefit of creditors, or Licensee is adjudicated bankrupt, or a receiver or trustee of the Licensee’s properties shall be appointed.

     2. Licensee shall remain in default of any payment required hereunder or fail to comply with any other provision of this Agreement for a period of more than sixty (60) days after written notice specifying such default or failure is received by Licensee, having been transmitted by Licensor as provided in Section VIII herein.

     3. Licensee shall otherwise continue to violate any term, condition or provision of this Agreement for a period of more than sixty (60) days after written notice specifying such violation is received by Licensee, having been transmitted by Licensor as provided in Section VIII herein.

In the event Licensee cures any default within the sixty (60) day time period set forth above, this Agreement shall not be terminated and shall remain in full force and effect.

     C. Termination of this Agreement shall not relieve Licensee of the obligation to make payments accruing under this Agreement prior to termination nor shall it bar Licensor from obtaining any relief to which Licensor may be entitled in law or in equity for actions committed after such termination. Sections I, V.D, IX, X and XI will survive any Termination of this Agreement.

VII. ASSIGNMENTS

     A. This Agreement shall inure to the benefit of, and be binding upon, the successors, legal representatives or assigns of Licensor.

     B. This Agreement and the licenses granted hereunder, are personal and shall not be assigned by Licensee to any other business or entity, without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, a transaction or series of transactions that results in (i) a change in control or a change in the majority ownership of Licensee, including by way of a tender offer, (ii) a sale of all or substantially all of the assets of Licensee, or (iii) a merger or business combination to which Licensee is a party (whether Licensee is the surviving entity or not), will not be deemed an assignment under this Agreement and any software acquired in such a merger or business acquisition shall be considered a Licensed Product.

VIII. NOTICES

     All notices required or permitted by this Agreement shall be in writing and shall be sent by registered mail, postage prepaid, and facsimile addressed as follows:

Licensor:

Dr. Scott Lewis
1st Technology, LLC
540 North Santa Cruz Avenue
Suite 169
Los Gatos, California 95030
Facsimile: [please insert fax number]

Licensee:

Mr. Jacob Kalpakian
Las Vegas From Home.com Entertainment, Inc.
6th Floor, 1199 West Hastings St.
Vancouver, BC V6E 3T5
Canada
Facsimile: 604-681-9428

Any party may change the address to which notices shall be sent to it by notice in writing to the other party.

IX. WARRANTIES AND REPRESENTATIONS

     A. Nothing in this Agreement shall be construed as:

     1. a warranty or representation by Licensor as to the validity or scope of any patent that has issued from the Licensed Patent rights;

     2. a warranty or representation that making, using or selling of Licensed Products by Licensee will be free from infringement of any patents owned by others than the Licensor.

     B. Licensee hereby releases, indemnifies and holds Licensor harmless from any and all product liability claims, actions, losses, damages and liability resulting from or arising out of the use or sale by Licensee of Licensed Products for the duration of this Agreement.

     C. Licensee agrees to indemnify Licensor for all product liability claims, actions, losses, proceedings, damages, liabilities, costs and expenses, including attorneys’ fees arising out of, in connection with or resulting from the use or sale of Licensed Products by Licensee.

     D. Licensor has not made, and does not make, any representation, warranty or covenant, express or implied, with respect to the legality, condition, quality, durability, suitability, fitness for particular purpose or merchantability of Licensed Products. Further, Licensor expressly disclaims any and all warranties, express or implied, regarding the condition, quality, durability, suitability, fitness for particular purpose or merchantability of Licensed Products. Licensor warrants that (i) it is the sole owner of the Lewis Patents and the Licensed Patent Rights free and clear of any claims, charges, or liens by third parties, (ii) that the ownership of the Lewis Patents as recorded in the U.S. Patent Office is true and complete, (iii) Licensor has full authority to enter into this Agreement and to grant all the rights licensed herein free and clear of the rights and claims of any third parties, and that no third party consent is required, and (iv) that on the Effective Date of this

Agreement, to Licensor’s knowledge, there are no claims, proceedings, or investigations asserting the invalidity of the Lewis Patents.

     E. The undersigned warrant that they have the authority to bind the respective parties to the terms herein.

X. LIMITATION OF LIABILITY

     NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT DAMAGES OR FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY, BUT EXCLUDING GROSS NEGLIGENCE OR RECKLESSNESS) OR OTHERWISE.

XI. CONFIDENTIALITY

     Each of the parties agree to hold confidential all terms and conditions of this Agreement. Notwithstanding the foregoing, Licensor acknowledges that Licensee is a publicly traded corporation and, as such, shall be entitled to disclose the settlement of the Lawsuit and the terms of this License and Settlement Agreement in all filings as required by North American regulatory authorities.

XII. EFFECTIVE DATE

     This Agreement shall become effective and binding upon the parties hereto on the date first above written.

XIII. ENTIRE AGREEMENT

     This License and Settlement Agreement sets forth the entire agreement between the parties and supercedes all prior discussions and understandings between the parties.

XIV. MODIFICATIONS

     Any modifications to this Agreement shall be in writing and executed by both parties.

     IN WITNESS WHEREOF, the parties hereto have caused to be signed by their duly authorized officers, this Agreement at the places and on the dates set forth below.

1st TECHNOLOGY LLC

Dated:

By:

Its:

LasVegasFromHome.COM ENTERTAINMENT, INC.

Dated:

By:

Its:

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